Exhibit 99.1

For Release:  4:01 p.m. Eastern, May 10, 2012

MOLYCORP REPORTS FIRST QUARTER 2012 RESULTS

HIGHLIGHTS:

•                  Molycorp initiated the start-up of its new Mill, Flotation Separator, and Paste Tailings Facility at Mountain Pass.

•                  The Company announced a 36% expansion of its proven and probable rare earth reserves at Mountain Pass under the SEC “Industry Guide 7” methodology, confirming 18.4 million short tons of rare earth ore at an average ore grade of 7.98%.

•                  Molycorp recorded Q1 GAAP net sales of $84.5 million, up 221% over Q1 2011 net sales of $26.3 million, and recorded Q1 2012 gross sales of $89.5 million.

•                  First quarter revenues at Mountain Pass increased 69% over first quarter 2011 levels to $44.5 million, based on 586 metric tons (mt) of REO equivalent.  Consolidated sales volume across all segments was 719 mt of REO equivalent and 75 mt of rare metals.

•                  The Company reported a Q1 GAAP loss of $0.07 per diluted share and adjusted earnings of $0.18 per diluted share, taking into account certain non-cash, out-of-ordinary business expenses, and other operational expansion items.

•                  The Company also reported that its planned acquisition of Neo Material Technologies is proceeding on schedule and is expected to close as planned in Q2/Q3 of this year.

Greenwood Village, CO (May 10, 2012, 4:01 p.m. Eastern) — Molycorp, Inc. (NYSE: MCP) (“Molycorp” or the “Company”) today announced financial and operating results for the first quarter 2012.

“The start of 2012 has been tremendously productive as we continue to hit each of our major milestones on the path to completion of Project Phoenix,” said Mark Smith, President and Chief Executive Officer.  “The start up of our concentrate production circuit is a major accomplishment for the Company.  I could not be more proud of the effort the Molycorp family has devoted to get to this point, especially in light of the more than 2.3 million hours we have worked in the construction of Project Phoenix without a lost time incident.  As we continue to build out Project Phoenix to its full Phase 1 and Phase 2 capacities, we remain on track to establish one of the world’s premiere and fully integrated rare earths and rare metals companies.”

Smith continued, “We expanded our sales of XSORBX™ during the quarter, and we look forward to the opportunities and potential synergies that will arise from our pending acquisition of Neo Material Technologies.”

QUARTERLY RESULTS

Quarterly net sales were $84.5 million, significantly higher than $26.3 million in the first quarter of 2011.  Molycorp Silmet (Sillamäe, Estonia) and Molycorp Metals & Alloys (Tolleson, Arizona) were acquired during the second quarter of 2011, which contributed revenue during Q1 2012.  Even though the first quarter is traditionally soft due to impact of the extended Chinese New Year holiday, we were able to achieve significantly higher revenue this quarter versus the first quarter of 2011.

Gross profit was $31.0 million during the quarter, compared to gross profit of $9.6 million during the prior year period.  Gross margin of 36.7% increased 23 basis points from the prior year period.

Molycorp’s first quarter GAAP earnings attributable to common stockholders was negative $6.3 million, or a loss of $0.07 per diluted share. Adjusted earnings of $0.18 per diluted share reflects certain non-cash, out-of-ordinary, and business expansion items as compared to U.S. GAAP earnings per share (e.g. a one-time non-cash expense of $6.7 million related to a foreign currency forward contract, $6.6 million in consolidated inventory write-downs, and $2.5 million related to bad debt expense).

.

FIRST QUARTER 2012 MILESTONE ACHIEVEMENTS

Molycorp continued its steady progress in achieving a number of strategic business and operational milestones during the year.  To date in 2012, Molycorp succeeded in the following:

•                  Start-up of its new Mill, Flotation Separator, and Paste Tailings Facility at Mountain Pass, which completes the rare earth concentrate production circuit of Project Phoenix and initiates the production of rare earth concentrate via the following:

•                  Mining of fresh rare earth ore at a daily rate of 2,800 short tons, four days per week.

•                  Crushing and blending of fresh ore.

•                  Start up of milling and flotation of fresh ore to produce rare earth concentrate, to be followed by processing of mine tailings in its Paste Tailings Plant and permanent disposal of mine paste tailings in a fully permitted, on-site facility.

•                  Expanded by 36% its proven and probable reserves of rare earth minerals at Mountain Pass.  The independent analysis used the SEC “Industry Guide 7” methodology and confirmed 18.4 million short tons of rare earth ore at an average ore grade of 7.98%.

•                  Signed a three-year take-or-pay agreement for the annual sale of 100 mt of proprietary XSORBX™ water purification products into the recreational water markets.  This single agreement will increase Molycorp’s 2012 XSORBX™ sales by 81% as compared to all XSORBX™ sales completed during 2011.

•                  Announced an agreement to acquire Neo Material Technologies.  The transaction, which is proceeding on schedule and is expected to close as planned in Q2/Q3 of this year, subject to the satisfaction of certain closing conditions, will create the world’s most integrated rare earth producer, combining a world-class rare earth resource with the world’s leading producer of value-added rare earth products.

•                  Completed the $390 million capital investment from Molymet.

2012 OUTLOOK

As of May 10, 2012, the Company is re-affirming its annual production of REO equivalent products to be in a range of 8,000 mt to 10,000 mt for the full year across all of its facilities.  The Company continues to believe it is well positioned for year-over-year sales growth, given existing customer orders and a growing pipeline of global business opportunities.

As indicated in the previous quarter’s financial results call, the Company conducted and completed an extensive formal review of the Project Phoenix capital expenditure budget.  The result of that analysis showed that the Company anticipates no material changes to its Project Phoenix EPC (engineering, procurement and construction) capital budget of $895 million, assuming that the measures it has implemented to mitigate certain adverse cost trends are successful and there are no unanticipated project close out events.  Certain additional capital expenditures for other capital projects related to operations at Mountain Pass are expected to total approximately $105 million.  These Mountain Pass operations capital projects are covered in the Company’s annual operating plans.  To date, $673.5 million has been spent toward Project Phoenix and these other operations-related capital projects.  The Company continues to generate positive cash flow from operations, maintain sufficient working capital to execute on its stated strategy, and its balance sheet remains strong.

The Company also is reiterating its prior guidance related to cost of goods sold (COGS) related to Project Phoenix ramping, as well as its stated higher production costs on a consolidated basis.  These incremental costs are expected to normalize moving into 2013 as the Company reaches its Phase 1 and Phase 2 production levels.

Commenting on recent market conditions, Smith said:  “It appears the highly volatile pricing environment we experienced in 2011 has moderated, and that is a very positive development for our business.  Customer orders are steadily picking up across the industry and pricing has not only stabilized but has increased in some products.  We continue to strengthen the reliability of our overall supply chain through Project Phoenix, and we are positioned to broaden and expand that supply chain through our proposed acquisition of Neo Materials.  While this year remains a year of transition, we are confident that we are on target to build one of the world’s leading, fully integrated rare earths and rare metals companies.”

Smith added: “Successful execution of our stated strategy should lead to meaningful growth and profitability in the years ahead, and we remain fully committed to enhancing long-term sustainable value for our customers, partners, employees and our shareholders.”

CONFERENCE CALL TODAY AT 4:30 P.M. EASTERN

Molycorp will conduct a conference call today to discuss these results at 4:30 p.m. EST, hosted by Mark Smith, Chief Executive Officer, and Jim Allen, Chief Financial Officer.  Investors interested in participating in the live call from the U.S. should dial +1 (866) 362-4829 and reference passcode number 71439698. Those calling from outside the U.S. should dial +1 (617) 597-5346 and use the same confirmation number.  A telephone replay will be available approximately two hours after the call concludes through May 17, 2012 by dialing +1 (888) 286-8010 from the U.S., or +1 (617) 801-6888 from international locations, and entering passcode: 78258730.

There will also be a simultaneous live audio webcast available on the Investor Relations section of the Company’s website at www.molycorp.com/investors.aspx. The webcast will be archived on the website for 90 days.

FINANCIAL STATEMENTS AND SUPPLEMENTARY TABLES

TABLE 1: BALANCE SHEET

MOLYCORP, INC.

(A Company in the Development Stage)

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands, except share and per share amounts)

	March 31, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$609,794	$418,855
Trade accounts receivable, net	50,715	70,679
Inventory	110,487	111,943
Deferred charges	6,862	7,318
Deferred tax assets	2,049	—
Prepaid income taxes	9,467	10,514
Prepaid expenses and other assets	7,302	19,735
Total current assets	796,676	639,044

Non-current assets:
Deposits	$23,277	$23,286
Property, plant and equipment, net	827,716	561,628
Inventory	10,200	4,362
Intangible assets, net	3,084	3,072
Investments	23,608	20,000
Goodwill	3,432	3,432
Other assets	760	301
Total non-current assets	892,077	616,081
Total assets	$1,688,753	$1,255,125

LIABILITIES AND EQUITY
Current liabilities:
Trade accounts payable	$203,986	$161,587
Accrued expenses	15,502	12,898
Deferred tax liabilities	—	1,356
Debt	1,383	1,516
Short-term borrowing - related party	—	870
Current portion of asset retirement obligation	1,552	396
Total current liabilities	222,423	178,623

Non-current liabilities:
Asset retirement obligation	$16,035	$15,145
Deferred tax liabilities	18,580	18,899
Debt	197,917	196,545
Other non-current liabilities	863	683
Total non-current liabilities	233,393	231,272
Total liabilities	$455,816	$409,895

Stockholders’ equity:
Common stock, $0.001 par value; 350,000,000 shares authorized at March 31, 2012	96	84
Preferred stock, $0.001 par value; 5,000,000 shares authorized at March 31, 2012	2	2
Additional paid-in capital	1,230,036	838,547
Accumulated other comprehensive loss	(5,951)	(8,481)
Surplus accumulated during the development stage	8,754	15,078
Total stockholders’ equity	1,232,937	845,230
Total liabilities and stockholders’ equity	$1,688,753	$1,255,125

TABLE 2: INCOME STATEMENT

MOLYCORP, INC.

(A Company in the Development Stage)

Consolidated Statements of Operations and Comprehensive Income

(In thousands, except share and per share amounts)

			Total from
	Three Months Ended		June 12, 2008
	March 31,		(Inception) Through
	2012	2011	March 31, 2012
Sales	$84,470	$26,261	$525,688
Operating costs and expenses:
Cost of goods sold	(53,443)	(16,677)	(303,736)
Selling, general and administrative	(31,214)	(11,238)	(158,778)
Depreciation and amortization	(107)	(83)	(1,369)
Accretion expense	(251)	(234)	(3,374)
Operating (loss) income	(545)	(1,971)	58,431

Other income (expense):
Other (expense) income	(6,578)	(168)	(6,341)
Foreign currency transaction gains (losses), net	1,604	—	(3,811)
Interest income (expense), net	85	140	(238)
	(4,889)	(28)	(10,390)
(Loss) income before income taxes and equity earnings	(5,434)	(1,999)	48,041
Income tax benefit (expense)	2,183	(199)	(26,393)
Equity in results of affiliates	(227)	—	(227)
Net (loss) income	$(3,478)	$(2,198)	$21,421

Net (loss) income	$(3,478)	$(2,198)	$21,421
Other comprehensive income:
Foreign currency translation adjustments	2,530	—	(5,951)
Comprehensive (loss) income	$(948)	$(2,198)	$15,470

Weighted average shares outstanding (Common shares)
Basic	87,006,460	82,253,700	60,086,657
Diluted	87,006,460	82,253,700	60,087,803
(Loss) income per share of common stock :
Basic	$(0.07)	$(0.04)	$0.14
Diluted	$(0.07)	$(0.04)	$0.14

TABLE 3: STATEMENT OF CASH FLOWS

MOLYCORP, INC

(A Company in the Development Stage)

Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

			Total from
			June 12, 2008
	March 31,	March 31,	(Inception) Through
	2012	2011	March 31, 2012
Cash flows from operating activities:
Net (loss) income	$(3,478)	$(2,198)	$21,421

Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation, amortization and accretion	3,836	2,334	32,751
Deferred income tax benefit	(3,725)	—	(801)
Inventory write-downs	6,563	630	32,356
Stock-based compensation expense	825	2,934	34,626
Foreign currency transaction losses, net	(1,668)	—	3,747
Unrealized loss on derivatives	6,641	—	6,643
Allowance for doubtful accounts	2,500	—	2,500
Other operating adjustments and write-downs	154	—	5,141
Net change in operating assets and liabilities	4,379	1,503	(137,821)
Net cash provided by operating activities	16,027	5,203	563

Cash flows from investing activities:
Acquisition of the Molycorp Mountain Pass facility	—	—	(82,150)
Cash paid in connection with acquisitions, net of cash acquired	—	—	(30,023)
Investment in joint venture	(3,836)	—	(3,836)
Cash paid to acquire non-marketable securities	—	—	(20,000)
Deposits	(459)	(1,500)	(23,762)
Capital expenditures	(206,463)	(26,345)	(549,378)
Other investing activities	2	—	9,521
Net cash used in investing activities	(210,756)	(27,845)	(699,628)

Cash flows provided by financing activities:
Capital contributions	390,225	—	515,229
Repayments of short-term borrowings - related party	(870)	(935)	(5,127)
Repayments of debt	(777)	—	(5,205)
Net proceeds from sale of common stock in conjunction with the initial public offering	—	—	378,633
Net proceeds from sale of preferred stock	—	199,642	199,642
Net proceeds from sale of convertible notes	—	—	223,100
Payment of preferred dividends	(2,846)	—	(11,861)
Proceeds from short-term borrowings - related party	—	—	11,645
Proceeds from debt	—	—	5,131
Other financing activities	(132)	—	34
Net cash provided by financing activities	385,600	198,707	1,311,221

Effect of exchange rate changes on cash	68	—	(2,362)

Net change in cash and cash equivalents	190,939	176,065	609,794
Cash and cash equivalents at beginning of the period	418,855	316,430	—
Cash and cash equivalents at end of period	$609,794	$492,495	$609,794

TABLE 4: SEGMENT INFORMATION

Three Months Ended March 31, 2012 (In thousands)	Molycorp Mountain Pass	Molycorp Silmet	MMA	Other	Eliminations	Total Molycorp, Inc.
Sales:
External	$44,478	$21,036	$18,956	$—		$84,470
Intersegment	1,832	3,210	—	—	$(5,042)	—
Total sales	46,310	24,246	18,956	—
Cost of goods sold	(18,846)	(34,774)	(18,632)	—	18,809	(53,443)
Selling, general and administrative expenses	(29,079)	(1,714)	(457)	(273)	309	(31,214)
Depreciation, amortization and accretion expense	(334)	—	—	(24)	—	(358)
Operating (loss) income	(1,949)	(12,242)	(133)	(297)	14,076	(545)
Other (expense) income	(6,444)	1,579	(4)	(20)	—	(4,889)
Loss before income taxes and equity earnings	$(8,393)	$(10,663)	$(137)	$(317)	$14,076	$(5,434)
Total assets at March 31, 2012	$1,675,653	$100,499	$24,313	$630	$(112,342)	$1,688,753
Capital expenditures (accrual basis excluding capitalized interest)	$259,438	$2,501	$100	$—	$—	$262,039

TABLE 5: EARNINGS PER SHARE

			Total from
			June 12, 2008
	Three Months	Three Months	(Inception)
	Ended	Ended	Through
	March 31,	March 31,	March 31,
(In thousands, except share and per share amounts)	2012	2011	2012
Net (loss) income attributable to Molycorp stockholders	$(3,478)	$(2,198)	$21,421
Cumulative undeclared and paid dividends on Convertible Preferred Stock	(2,846)	(1,423)	(12,808)
(Loss) income attributable to common stockholders	(6,324)	(3,621)	8,613
Weighted average common shares outstanding—basic	87,006,460	82,253,700	60,086,657
Basic (loss) income per share	$(0.07)	$(0.04)	$0.14

Weighted average common shares outstanding—diluted	87,006,460	82,253,700	60,087,803
Diluted (loss) income per share	$(0.07)	$(0.04)	$0.14

TABLE 6: PRODUCT REVENUE, VOLUME, ASPS

Product Revenues, Volumes

	Three Months Ended March 31,
Revenues (in thousands)	2012	2011
REO Equivalent Products
Didymium Products	$23,033	$4,693
Neodymium Products	2,209	—
Praseodymium Products	2,721	69
Lanthanum Products	20,838	11,466
Cerium Products	2,694	9,053
Other REO Products	109	980
Rare Earth Alloys (NdFeB, SmCo)	16,728	—
Subtotal REO Equivalent	68,332	26,261

Rare Metals (Nb, Ta)	13,716	—
Other	2,422	—
Total Net Revenues	$84,470	$26,261

	Three Months Ended March 31,
Volumes (in metric tons)	2012	2011
REO Equivalent Products
Didymium Products	145	48
Neodymium Products	12	—
Praseodymium Products	23	1
Lanthanum Products	424	498
Cerium Products	70	137
Other REO Products	5	12
Rare Earth Alloys (NdFeB, SmCo)	96	—
Subtotal REO Equivalent	719	696

Rare Metals (Nb, Ta)	75	—
Other	135	—
Total Product Volumes	nm	nm

	Three Months Ended March 31,
Avg Selling Price per kg	2012	2011
REO Equivalent Products
Didymium Products	$159	$98
Neodymium Products	184	—
Praseodymium Products	117	69
Lanthanum Products	49	23
Cerium Products	38	66
Other REO Products	20	82
Rare Earth Alloys (NdFeB, SmCo)	428	na
Subtotal REO Equivalent	$95	$38

Rare Metals (Nb, Ta)	$183	na
Other	18	na
Average selling price	nm	nm

nm = not material

TABLE 7: NON-GAAP ADJUSTED NET INCOME RECONCILIATION

Molycorp, Inc.

Non-GAAP financial measures

Adjusted Net Income (Loss)

	Three months ended	Three months ended
	March 31,	March 31,
(in thousands, except per share data)	2012	2011
Net income (loss) attributable to Molycorp stockholders	$(3,478)	$(2,198)
Certain non-cash and other items:
Stock-based compensation	825	2,934
Inventory write-downs	6,563	630
Loss on Foreign currency hedge	6,643	—
Bad debt expense	2,500	—

Out of the ordinary items:
Water removal	3,520
Revenue sharing agreement	—	393
Project Phoenix non-capitalizable costs	5,336

Business Expansion items:
Due diligence and other transaction costs	3,289	1,906
Other business expansion expenses	3,159	987
Income tax effect of above adjustments	(10,052)	(2,671)
Adjusted net income (loss)	$18,304	$1,980
Cumulative paid and undeclared dividends on preferred stock	(2,846)	(1,423)
Effect of dilutive 3.25% Convertible Notes	—	—
Adjusted net income (loss) attributed to common stockholders for dilutive EPS purposes	15,458	557

Weighted average diluted shares outstanding	87,006,460	82,253,700

Adjusted diluted net income (loss) per share	$0.18	$0.01

NON-GAAP ADJUSTED NET INCOME

Adjusted EPS is a non-GAAP measure that excludes certain non-cash items and other out-of-ordinary operational and business expansion items. The Company’s management believes adjusting out these items, including but not limited to purchase accounting adjustments, stock-based compensation, out-of-ordinary expenses/income and other miscellaneous charges is useful to investors because it provides an overall understanding of the Company’s historical financial performance and future prospects. Management believes adjusted EPS is an indication of the Company’s base-line performance. Exclusion of these items permits evaluation and comparison of results for the Company’s core business operations, and it is on this basis that management internally assesses the Company’s performance.

TABLE 8: NON-GAAP GROSS SALES

Three Months Ended March 31, 2012 (In thousands)	Molycorp Mountain Pass	Molycorp Silmet	MMA	Total Molycorp, Inc.
Sales:
Sales net of intercompany transfers	$44,478	$21,036	$18,956	$84,470
Intersegment	1,832	3,210	—	—
Total gross sales	$46,310	$24,246	$18,956	$89,512

Three Months Ended December 31, 2011 (In thousands)	Molycorp Mountain Pass	Molycorp Sillamäe	MMA	Total Molycorp, Inc.
Sales:
Sales net of intercompany transfers	$26,261	nm	nm	$26,261
Intersegment	—	nm	nm
Total gross sales	$26,261	nm	nm	$26,261

Note Molycorp Sillamet and MMA were acquired during the second quarter of 2011.

NON-GAAP GROSS SALES

Gross sales is a non-GAAP measure that is included to provide additional detail on segment operations and vertical integration strategy. The Company’s management believes this presentation provides a better understanding of the performance of each operating segment in terms of production volumes, inventory allocation, and costs.

# # #

FOR MORE INFORMATION:

Company Contacts:

Jim Sims, +1 (303) 843-8062

Vice President Corporate Communications

Jim.Sims@Molycorp.com

Brian Blackman, +1 (303) 843-8021

Senior Manager, Investor Relations

Brian.Blackman@Molycorp.com

ABOUT MOLYCORP

With offices in the U.S., Europe, and Japan, Molycorp, Inc. is one of the world’s leading rare earths and rare metals companies.  Fully integrated across the rare earth mine-to-magnets supply chain, it currently produces rare earth oxides at its flagship rare earth mine and processing facility at Mountain Pass,

California, as well as rare earth metals, rare earth alloys, and the rare metals niobium and tantalum. Through its joint venture with Daido Steel and Mitsubishi Corporation, Molycorp expects to begin manufacturing next-generation, sintered neodymium-iron-boron (NdFeB) permanent rare earth magnets in 2013.  The rare earths and rare metals that Molycorp produces are critical inputs in existing and emerging applications including: clean energy technologies, such as hybrid and electric vehicles and wind power turbines; multiple high-tech uses, including fiber optics, lasers and hard disk drives; numerous defense applications, such as guidance and control systems and global positioning systems; advanced water treatment technology for use in industrial, military and outdoor recreation applications; and other technologies. For more information please visit www.molycorp.com.

SAFE HARBOR STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements that represent Molycorp’s beliefs, projections and predictions about future events or Molycorp’s future performance, including those regarding the proposed acquisition of Neo Materials. Forward-looking statements can be identified by terminology such as “may,” “will,” “would,” “could,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” or the negative of these terms or other similar expressions or phrases. These forward-looking statements are necessarily subjective and involve known and unknown risks, uncertainties and other important factors that could cause Molycorp’s actual results, performance or achievements or industry results to differ materially from any future results, performance or achievement described in or implied by such statements.

Factors that may cause actual results to differ materially from expected results described in forward-looking statements include, but are not limited to: the time required to consummate the proposed acquisition of Neo Material; the satisfaction or waiver of conditions in the arrangement agreement related to the proposed acquisition of Neo Material; any material adverse changes in the affairs of Neo Material; the ability to obtain required shareholder, regulatory, court or other third-party approvals and consents and otherwise consummate the proposed acquisition of Neo Material; Molycorp’s ability to achieve the strategic and other objectives related to the proposed acquisition, including any expected synergies;  Molycorp’s ability to successfully integrate Neo Material and achieve the expected results of the acquisition; Molycorp’s ability to successfully obtain permanent financing to replace the bridge financing in connection with the acquisition of Neo Material; Molycorp’s ability to secure additional capital to implement its business plans; Molycorp’s ability to complete its  initial modernization and expansion efforts, including the accelerated start-up of the Mountain Pass facility, which management refers to as Project Phoenix Phase 1, and the second phase capacity expansion plan, which management refer to as Project Phoenix Phase 2, and reach full planned production rates for REOs and other planned downstream products, in each case within the projected timeframe; the success of Molycorp’s cost mitigation efforts in connection with Project Phoenix, which, if unsuccessful, might cause its costs to exceed budget;  the final costs of the Project Phoenix Phase 1, including with accelerated start-up of the Mountain Pass facility, and Project Phoenix Phase 2, which may differ from estimated costs; uncertainties associated with Molycorp’s reserve estimates and non-reserve deposit information; uncertainties regarding global supply and demand for rare earths materials; Molycorp’s ability to successfully integrate recently acquired businesses; uncertainties associated with Molycorp’s reserve estimates and non-reserve deposit information, including estimated mine life and annual production; uncertainties related to feasibility studies that provide estimates of expected or anticipated costs, expenditures and economic returns; and REO prices, production costs and other expenses for operations, which are subject to fluctuation; Molycorp’s ability to maintain appropriate relations with unions and employees; Molycorp’s ability to successfully implement its “mine-to-magnets” strategy; environmental laws, regulations and permits affecting Molycorp’s business, directly and indirectly, including, among others, those relating to mine reclamation and restoration, climate change, emissions to the air and water and human exposure to hazardous substances used, released or disposed of by Molycorp; and uncertainties associated with unanticipated geological conditions related to mining.

For more information regarding these and other risks and uncertainties that Molycorp may face, see the section entitled “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and of the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011. Any forward-looking statement contained in this press release or the Annual Report on Form 10-K or the Quarterly Report on Form 10-Q reflects Molycorp’s current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to Molycorp’s operations, operating results, growth strategy and liquidity. You should not place undue reliance on these forward-looking statements because such statements speak only as to the date when made. Molycorp assumes no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future, except as otherwise required by applicable law.